ADDENDUM TO
                         EXCLUSIVE DISTRIBUTION CONTRACT

         Addendum made and entered between the parties to the attached and incorporated Exclusive Distribution Contract dated May 5, 2000, between ProSource Software Co. and Kinship Systems, Inc., on this 16th day of October, 2000.

         1. The Parties agree and confirm that the attached Agreement shall remain in full force and effect and shall be modified only as specifically set-out in this Addendum.

         2. No revenue have been generated to date under the Agreement.

         3. The prior owner of ProSource, Mr. Gregory Willits and associates, hereby acknowledges a complete and irrevocable reassignment and conveyance of the ProSource business technology and software from the undersigned Gregory Willits to its prior owner Mr. Rudolf Limpert as of the date of this Addendum without additional consideration. Mr. Rudolf Limpert acknowledges and accepts such conveyance and holds harmless Gregory Willits and associates from all prior acts completed by them as owners of ProSource. Mr. Gregory Willits represents he has full and complete ownership and capacity to convey the foregoing interests for himself and any associated party.

         Done the day and date first above written.

Seller:                                              Buyer:

/s/ Gregory Willits                                  /s/ Rudolf Limpert
-------------------                                  ------------------
    Gregory Willits                                      Rudolf Limpert




KINSHIP SYSTEMS, INC.


By: /s/ Terry Deru
    --------------
        Terry Deru
        Its President

Kinship2/Addendum